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                                                                  EXHIBIT 99.1

                      INKTOMI ACQUIRES ONLINE SHOPPING

                         DEVELOPER C2B TECHNOLOGIES
           Marks Move Into E-Commerce Market, Adds New Service for
                                Portal Sites

SAN MATEO, Calif., Sept. 1, 1998 -- Inktomi Corp. (NASDAQ: INKT) today announced
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that it has signed a definitive agreement to acquire C2B Technologies, developer
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of online comparison shopping software, marking Inktomi's first move into the growing e-commerce area. The new shopping product will provide Inktomi with the ability to offer an additional service to portal customers, expanding market opportunities worldwide.

Today's announcement underscores Inktomi's continued commitment to deliver applications that are core to the Internet infrastructure. C2B's comparison shopping software will comprise the third product line for Inktomi, adding to
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its search engine service, currently used by portals including Yahoo!, Snap! and
HotBot, and the Traffic Server network cache, which has been adopted by companies such as America Online, Digex and @Home Network. Inktomi plans to integrate its scalable technology and award-winning search engine with the C2B software to provide web sites with a sophisticated, private-label shopping product. This product would combine the industry's most comprehensive and scalable search capabilities with an advanced shopping application. The first version of the comparison shopping product is expected to be released early next year.

"Inktomi's mission is to be the leading provider of Internet infrastructure software," said David Peterschmidt, president and CEO of Inktomi. "The acquisition leverages our core competencies, extends our market reach and demonstrates our commitment to continue providing customers with solutions for their critical infrastructure needs."

"To attain critical mass in the marketplace, we knew that the sum of Inktomi's technology, talent and business model was the best fit for C2B," said Scott Walchek, CEO and co-founder of C2B Technologies. "With the industry's most scalable software technology and comprehensive search capability added to our products, we can deliver to web sites the most powerful integrated shopping experience for their millions of users."

C2B has developed an innovative shopping product that enables users to compare products on more than price alone by including industry commentary, user reviews and other criteria. Already, more than 170 merchants, offering over 460,000 products in 12 categories including computer hardware and software, books and music are included in the shopping software. C2B's partners include CNN/fn, Mastercard, Consumers Digest and WhoWhere/AngelFire among others. C2B Technologies will operate under the Inktomi name with the founders joining Inktomi.

Inktomi will acquire 100 percent of the outstanding stock of C2B Technologies in exchange for approximately 1.8 million shares of Inktomi common stock having an approximate market value of $90 million. In addition, Inktomi will assume all outstanding options and warrants of C2B Technologies. Inktomi will account for the transaction as a pooling of interest and expects to close the acquisition within the quarter subject to customary closing conditions.
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ABOUT INKTOMI

Based in San Mateo, Calif., Inktomi (pronounced INK tuh me), develops and markets scalable software designed for the world's largest Internet infrastructure and media companies. The company's innovative software delivers high performance and scalability at significant cost savings by leveraging Inktomi's parallel and cluster computing technologies. Inktomi's applications include carrier-class network cache solutions designed to reduce network bandwidth congestion, and the world's largest search engines. The company has offices in North America and Europe. For more information, visit www.inktomi.com.
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ABOUT C2B TECHNOLOGIES

C2B Technologies has developed a comprehensive and convenient online shopping product for consumers, merchants and high-volume web sites. Distribution tops 20 million aggregated unique visitors each month, with partners such as CNNfn, WhoWhere/AngelFire, Mastercard International and Consumer's Digest. Founded in 1996, C2B Technologies is based in San Mateo, Calif., and is venture-capital backed by Draper Fisher Jurvetson and private investors. For more information, visit www.c2btech.com.
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For a PowerPoint presentation on the acquisition, click here.
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Inktomi, Traffic Server, Scaling the Internet and the tri-colored cube logo are all trademarks of Inktomi Corporation. C2B and the C2B logo are trademarks of C2B Technologies. All other company and product names referenced herein are the trademarks or registered trademarks of their respective holders.




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